Exhibit 3.1

EXECUTION VERSION

TCG BDC, INC.
ARTICLES SUPPLEMENTARY
CONVERTIBLE PREFERRED STOCK, SERIES A
TCG BDC, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
1:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.2 of its charter (the “Charter”) and Section 2-208 of the Maryland General Corporation Law (“MGCL”), the Board has duly adopted resolutions reclassifying 2,000,000 authorized but unissued shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), into shares of preferred stock, par value $0.01 per share, of the Corporation, classified and designated as Convertible Preferred Stock, Series A (the “Preferred Stock”).
2:      The designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other provisions of the shares of Preferred Stock are as follows:
(1)    Designation; Number of Shares. A series of preferred stock, designated as “Convertible Preferred Stock, Series A”, par value $0.01 per share, is hereby established. The number of shares constituting such series shall be 2,000,000 (the “Preferred Stock”).
(2)    Voting Rights.
(a)    Except as otherwise provided in the Charter or as otherwise required by law, (i) each holder of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held by such holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the holders of outstanding Preferred Stock and the holders of outstanding Common Stock shall vote together as a single class; provided, however, that, for so long as the Corporation is subject to the Investment Company Act of 1940, as amended (the “1940 Act”), the holders of Preferred Stock, voting separately as a single class, shall have the right to elect two (2) members of the Board at all times, and the balance of the directors shall be elected by the holders of the Common Stock and the Preferred Stock voting together. If Carlyle Global Credit Investment Management L.L.C., an indirect wholly owned subsidiary of The Carlyle Group Inc. (formerly, The Carlyle Group L.P.), or any other company controlled (as such term is defined under the 1940 Act) by Carlyle (collectively, with its affiliates and consolidated subsidiaries, “Carlyle”), is the Corporation’s investment adviser and Carlyle beneficially owns greater than 50.00% of any outstanding shares of Preferred Stock, only directors who are “interested persons,” as such term is defined under the 1940 Act, shall be qualified to serve as directors elected separately by the holders of Preferred Stock. The directors to be elected separately by the holders of Preferred Stock shall be designated by the Board and, if the Board is classified, the Board shall designate the classes in which such directors shall serve. Any director elected solely by the holders of Preferred Stock may be removed at any time with or without cause by and only by the vote of the holders of a majority of the shares of Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Preferred Stock, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote of the holders of a majority of the Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Preferred Stock. Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal as provided herein. The foregoing right to elect two directors shall be unaffected by any default by the Corporation in the payment of dividends to holders of Preferred Stock, subject to any additional rights afforded such holders in the event of such a default under the 1940 Act, including Section 18 thereof. In addition to any approval by stockholders that might otherwise be required by law or the Charter, the approval of the holders of a majority of any outstanding Preferred Stock, voting separately as a class, shall be required to, among other actions, (i) amend, alter or repeal the rights, preferences or privileges of the Preferred Stock or amend the Charter in a manner that materially and adversely affects the Preferred Stock, (ii) increase or decrease the authorized number of shares of Preferred Stock or issue any additional Preferred Stock and (iii) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Preferred Stock. In addition, the vote of the holders of a majority of the preferred stock then outstanding of the Corporation, including the Preferred Stock, shall be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of stockholders under Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase “vote of the holders of a majority of the preferred stock then outstanding” shall have the meaning set forth in the 1940 Act. The holders of Preferred Stock shall have exclusive voting rights on a Charter amendment that would alter only the contract rights of the Preferred Stock, as expressly set forth in these terms of the Preferred Stock. Any such Charter amendment shall first be declared advisable by the Board and then approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock.
(b)    During any period in which any one or more of the conditions described below shall exist (such period, a “Voting Period”), the number of directors constituting the Board of the Corporation shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of Preferred Stock as described above, would constitute a majority of the Board of the Corporation as so adjusted, and the holders of outstanding Preferred Stock, voting separately as one class, with any other preferred stock of the Corporation so entitled to vote, subject to compliance with the 1940 Act and the rules thereunder, shall have the power to elect such additional directors; provided, however, if Carlyle is the Corporation’s investment adviser and beneficially owns a majority of the outstanding Preferred Stock, then with respect to the election of an independent director, Carlyle shall vote its shares of Preferred Stock in the same proportion as the vote of all holders of shares of Common Stock.
A Voting Period shall commence: (i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Preferred Stock equal to at least two full years’ dividends and distributions shall be due and unpaid; or (ii) if at any time holders of any other preferred stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.
If the Corporation thereafter pays, or declares and sets apart for payment in full, all dividends payable on all outstanding shares of Preferred Stock and any other preferred stock for all past dividend periods, the additional voting rights of the holders of shares of Preferred Stock and any other preferred stock as described above will cease, and the terms of office of all of the additional directors elected by the holders of shares of Preferred Stock and any other preferred stock (but not of the directors with respect to whose election the holders of shares of Common Stock were entitled to vote or the two directors the holders of shares of Preferred Stock and any other preferred stock have the right to elect in any event) will terminate immediately and automatically, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock and any other preferred stock so entitled to vote upon the further occurrence of any of the events described in this Section 2(b).

(3)    Change of Control. If a Change of Control of the Corporation occurs, at the option of the holders of a majority of the shares of Preferred Stock, the Corporation will be required to immediately redeem the then outstanding shares of Preferred Stock for cash consideration equal to the liquidation preference (as described below), plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption; provided that, the holders of the Preferred Stock will have the right to convert their shares prior to the date fixed for such redemption; provided further, that, in the event that a Change of Control occurs without Board approval, including without the approval of a majority of Independent Directors, pursuant to clauses (b) or (d) of such definition, then any such redemption shall be determined pursuant to the redemption procedures and valuation methodologies set forth in Section 6(b) herein. “Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), other than to Carlyle or its affiliates or a registered investment company or business development company advised by Carlyle or its affiliates; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Corporation or its subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition; (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than Carlyle or its affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50.00% of the outstanding voting securities (as defined under the 1940 Act) of the Corporation, measured by voting power rather than number of shares; (c) the approval by the Corporation’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Corporation; or (d) during any period of two consecutive years, Continuing Directors cease for any reason, other than pursuant to Section 2(b) herein, to constitute a majority of the directors serving on the Board. For purposes of this definition, “Continuing Director” means any member of the Board (i) serving on the Board at the beginning of the relevant period of two consecutive years referred to in the immediately preceding sentence or (ii) whose election to the Board by such Board, or nomination for election to the Board by the Corporation’s stockholders, was approved by a majority of the directors of the Board then still serving at the time of such approval who were so serving at the beginning of the relevant period of two consecutive years, were so elected by the members of the Board or whose election or nomination for election was so approved.
(4)    Dividends.
(a)    The holders of Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative dividends at the annual rate of (i) 7.00% of the Liquidation Preference per share (computed on the basis of a 360-day year consisting of twelve 30-day months) payable in cash or (ii) at the Corporation’s option, 9.00% of the Liquidation Preference per share payable in additional shares of Preferred Stock (valued at $25.00 per share, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment), provided that the Corporation is prohibited from paying dividends in additional shares of Preferred Stock if the conversion feature at the time of issuance of such Preferred Stock is greater than 10.00% of the value of the Preferred Stock; in each case, payable quarterly on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing as of the first Business Day of the first full calendar quarter immediately following the issuance of this Preferred Stock (or if any such day is not a Business Day, then on the next succeeding Business Day), to holders of record of Preferred Stock as they appear on the stock register of the Corporation at 5:00 p.m. (New York City time) (the “close of business”) on the date designated by the Board for the payment of dividends, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Preferred Stock in payment of dividends. After the 7 year anniversary of the Date of Original Issue, the dividend rate will increase annually, in the case of both (i) and (ii) above, by 1.00% per annum, to 8.00% and 10.00%, and so forth.

(b)    Dividends on shares of Preferred Stock shall accumulate from the date on which the first shares of such Preferred Stock are originally issued (the “Date of Original Issue”) or, with respect to any shares of Preferred Stock issued after the Date of Original Issue, shall be cumulative from the most recent Dividend Payment Date to which dividends have been paid in full. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period”. Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date.
(c)    For so long as shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other shares of capital stock, if any, ranking junior to the Preferred Stock as to dividends) with respect to Common Stock or any other shares of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends, unless in each case (i) immediately after such transaction the Corporation would have an asset coverage (as defined in Section 18(h) of the 1940 Act) of at least 150.00% after deducting the amount of such dividend or distribution, as the case may be, (ii) full cumulative dividends on the Preferred Stock payable for all past Dividend Periods have been declared and accrued, paid or set aside and (iii) the Corporation has redeemed the full number of shares of Preferred Stock required to be redeemed by any provision for mandatory redemption contained in these Articles Supplementary.
(d)    Any dividend payment made on the shares of Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.
(5)    Liquidation Rights.
(a)    Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Corporation, but before any distribution or payment shall be made or set aside in respect of Common Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for the Preferred Stock shall be $25.00 per share (the “Liquidation Preference”), plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the liquidation preference of the Preferred Stock will not be added to the Corporation’s total liabilities.
(b)    If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all preferred stock of the Corporation, including the Preferred Stock, then outstanding shall be insufficient to permit the payment in full to the holders thereof of the amounts to which they are entitled, then the available assets shall be distributed among such holders ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.
(c)    Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of Preferred Stock of the liquidation distribution to which they are entitled, (i) no dividend or other distribution shall be made to the holders of Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Preferred Stock upon dissolution, liquidation or winding up and (ii) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Preferred Stock upon dissolution, liquidation or winding up.
(d)    After payment to the holders of Preferred Stock of the full preferential amounts provided for in this Section 5, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
(e)    Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with the Preferred Stock with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Preferred Stock as provided in Section 5(a), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock shall not be entitled to share therein.
(6)    Optional Redemption by the Corporation and the Preferred Stockholders.
(a)    At any time following the three year anniversary of the Date of Original Issue, upon approval by the Board, including a majority of the directors that are not “interested persons,” as such term is defined under the 1940 Act (the “Independent Directors”), the Board may, in its sole discretion, redeem all or any part of the then outstanding shares of Preferred Stock at a price equal to its Liquidation Preference, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for redemption, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment. Under such circumstances, the Corporation shall provide no less than 30 days nor more than 90 days’ notice to the holders of Preferred Stock that, unless such shares have been converted in accordance with Section 7 by a certain date, the shares will be redeemed. In connection with such redemption, holders would receive payment for all declared and unpaid dividends on the shares of Preferred Stock as of the date of redemption, but after the redemption, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of the Preferred Stock. On the three year anniversary of the Date of Original Issue and each quarter thereafter, the officers of the Corporation shall make a recommendation to its Board whether or not to redeem the Preferred Stock.
(b)    At any time after the seven year anniversary of the Date of Original Issue, upon 90 days’ notice, the holders of Preferred Stock shall have the option to require the Corporation to redeem any or all of the then-outstanding shares of Preferred Stock for, at the option of the Board, including a majority of the Independent Directors, (i) cash consideration per share of Preferred Stock equal to the Liquidation Preference, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment, provided that the Corporation shall not be required to redeem shares of Preferred Stock for cash pursuant to this Section 6(b) to the extent and for so long as the Board has reasonably determined that the Corporation does not have cash or cash equivalents sufficient to redeem the Preferred Stock and is unable to obtain financing on commercially reasonable terms then prevalent in the market or (ii) a number of shares of Common Stock per share of Preferred Stock equal to the quotient of (x) the sum of the Liquidation Preference, plus an amount equal to accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment, to, but excluding, the date fixed for such redemption and (y) 95.00% of VWAP per share of Common Stock as of the applicable date fixed for redemption for the prior 30 trading days, plus cash in lieu of fractional shares; provided, however, that any such share issuance will be subject to appropriate Board and stockholder approvals under the 1940 Act, as applicable; provided further, that the Corporation shall use commercially reasonable efforts to obtain such appropriate approvals to the extent not already obtained. In the event that the Board chooses to redeem the Preferred Stock using shares of Common Stock pursuant to this Section 6(b) and does not have appropriate approvals, the Corporation shall promptly notify the holders of Preferred Stock of its option to redeem Preferred Stock using shares of Common Stock and that it does not have appropriate approvals as of the date of receipt of the Stockholder Redemption Notice pursuant to Section 6(c) below. If the Corporation is unable to obtain appropriate approvals within six months of receiving the Stockholder Redemption Notice, holders of Preferred Stock outstanding on the date fixed for redemption shall receive a number of shares of Common Stock per share of Preferred Stock equal to the quotient of (x) the sum of the Liquidation Preference, plus an amount equal to accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment, to, but excluding, the date fixed for such redemption and (y) the net asset value per share of Common Stock, as determined by the Board in accordance with Section 23(b) of the 1940 Act. The holders of the Preferred Stock shall have the right to convert their shares prior to the date fixed for any such redemption pursuant to this Section 6(b). In connection with such redemption, holders would receive payment for all declared and unpaid dividends on the shares of Preferred Stock as of the date of redemption, but after the redemption, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of the Preferred Stock.
(c)    In order to require the Corporation to redeem shares of Preferred Stock pursuant to Section 6(b) above, the holder of such shares of Preferred Stock must deliver a notice of redemption, by overnight delivery or by first class mail, postage prepaid, to the Corporation at its principal executive offices (each such notice, a “Stockholder Redemption Notice”). Each Stockholder Redemption Notice so delivered to the Corporation shall state: (i) the name and address of the stockholder whose shares of Preferred Stock are to be redeemed; and (ii) the number of shares of Preferred Stock to be redeemed. Upon receipt of a Stockholder Redemption Notice, the Board shall determine the form of consideration pursuant to Section 6(b) above and set the redemption date.
(d)    Notice of any redemption pursuant to Section 6(a) shall be sent by or on behalf of the Corporation, at least 30 days and not more than 90 days before the date fixed for redemption, by first class mail, postage prepaid, to all holders of record of Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the procedures that the holders must follow to redeem such shares, and (iv) that dividends on the shares to be redeemed will cease to accumulate on the redemption date.
(e)    If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds or other consideration necessary for the redemption have been set aside by the Corporation, either in cash or shares of Common Stock, as applicable, separate and apart from its other assets, for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the consideration payable on such redemption, without interest. Any funds unclaimed at the end of twelve (12) months from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
(f)    After receiving a Stockholder Redemption Notice or approving a redemption pursuant to Section 6(a), the Corporation shall set aside sufficient funds to redeem all the shares of the Preferred Stock in accordance with this Section 6 in order to terminate the rights of the holders of the Preferred Stock in advance of the redemption date. To the extent that any redemption for which notice has been provided is not made by reason of the absence of legally available assets therefor in accordance with hereby and applicable law, such redemption shall be made as soon as practicable to the extent such assets become available.
(g)    In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(7)    Conversion Rights.
(a)    Right to Convert by Holders. After the six-month anniversary of the Date of Original Issue, holders of shares of Preferred Stock may require the Corporation to convert such shares of Preferred Stock, in whole or in part, at any time after the issuance thereof until the close of business on the last Trading Day prior to the date fixed for redemption of such shares or the liquidation, dissolution or winding up of the Corporation, by the holder thereof, without the payment of any additional consideration, into shares of Common Stock. Any such exercise shall be made in accordance with Section 7(b) and shares of such Common Stock shall be issued at such time as set forth in Section 7(c). Each share of Preferred Stock initially shall be convertible into (i) the number of shares of Common Stock equal to the quotient of (a) the sum of the Liquidation Preference, plus an amount equal to accumulated but unpaid dividends, if any, on such share of Preferred Stock (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Conversion Date and (b) the Conversion Price as of the applicable Conversion Date, plus (ii) cash in lieu of fractional shares as set forth in Section 7(e). Effective immediately prior to the close of the business on the Conversion Date applicable to any shares of Preferred Stock, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of this Preferred Stock.
(b)    Exercise of Right to Convert. The right to convert shares of Preferred Stock into shares of Common Stock may be exercised by the holder of Preferred Stock only by delivering a written notice to convert to the Corporation’s transfer agent stating that the holder elects to convert all or a stated number of shares of the Preferred Stock into shares of Common Stock and identifying the name or names (with address and social security or taxpayer identification number) in which the shares of Common Stock issuable upon such conversion shall be issued (each, a “Conversion Notice”).
(c)    Issuance of Shares. On the second Trading Day immediately following the Conversion Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder the number of duly authorized and issued, fully paid and nonassessable shares of

Common Stock to which the holder of shares of Preferred Stock so converted shall be entitled in accordance with the book-entry procedures of the transfer agent.
(d)    Effect of Conversion. Any conversion of shares of the Preferred Stock made pursuant to Section 7(a) shall be deemed to have been made at the close of business on the date the Conversion Notice is received (the “Conversion Date”), and the rights of the holder thereof with respect to the shares of Preferred Stock being converted shall cease, except that the holder thereof shall thereafter have and retain (i) the right to receive shares of Common Stock in respect of the converted shares of Preferred Stock in accordance with Section 7(c) and cash in lieu of fractional shares in accordance with Section 7(e) and (ii) the right to vote such shares of Preferred Stock in connection with any matters submitted to a vote of the stockholders or to receive distributions with respect to such shares of Preferred Stock, in either case as to which the applicable record date established by the Board for determining stockholders entitled to vote on such matter or entitled to receive distributions, as the case may be, shall occur prior to the Conversion Date. The Person(s) entitled to receive the shares of Common Stock upon the conversion of the shares of Preferred Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock as of the close of business on the Conversion Date.
(e)    No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of any shares of Preferred Stock into Common Stock. In lieu of fractional shares otherwise issuable, each holder will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a holder upon the conversion of such holder’s shares of Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Preferred Stock of such holder that are being converted on any single Conversion Date.
(8)    Adjustments to the Conversion Price.
(a)    The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Conversion Rate if holders of the Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Preferred Stock, in any transaction described in this Section 8(a), without having to convert their Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Preferred Stock held by such holders:
(i)    The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification
OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.
(ii)    The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 8(a)(viii) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:
CR1 = CR0 x [(OS0+X)] / (OS0+Y)
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.
For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.
(iii)    The Corporation or one or more of its subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 8(a)(v)) by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Stock, or otherwise acquires Common Stock (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) in connection with the purchase of shares of Common Stock pursuant to a plan that complies with Rule 10b5-1 promulgated under the Exchange Act, (3) through an “accelerated share repurchase” on customary terms or (4) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date
CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date
FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date
OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date
Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 8(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 8(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 8(a)(iii).
In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)    The Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 8(a)(i) or Section 8(a)(ii) hereof, (B) Distribution Transactions as to which Section 8(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 8(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 8(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [SP0 / (SP0 - FMV)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Preferred Stock, in respect of each share of Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(v)    The Corporation effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:
CR1 = CR0 x [(FMV + MP0) / MP0]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by the Corporation), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction
MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 8(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 8(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 8(a)(v).
(vi)    The Corporation makes a cash dividend or distribution to all or substantially all holders of the Common Stock other than a regular quarterly cash dividend that does not exceed the lesser of (a) $0.37 per share and (b) the lowest regular quarterly cash dividend or distribution rate per share paid to all or substantially all holders of the Common Stock in the eighteen months following the Date of the Original Issue (the “Initial Dividend Threshold”), the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [(SP0 – T) / (SP0 – C)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
T = the Initial Dividend Threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the Initial Dividend Threshold will be deemed to be zero
C = the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall pay to each holder of Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Preferred Stock, in respect of each share of Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (vi).
Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vii)    If the Corporation issues Common Stock (or rights or warrants or other securities (whether debt or equity) exercisable or convertible into or exchangeable (collectively, a “conversion”) for Common Stock) (collectively, “convertible securities”) (other than in Excluded Issuances or a transaction to which Section 8(a)(i), Section 8(a)(ii), Section 8(a)(iii), Section 8(a)(iv) or Section 8(a)(v) applies) without consideration or at a consideration per share (or having a conversion price per share) that is less than the Conversion Price in effect immediately prior to the execution of the definitive agreement on pricing such shares (or such convertible securities) then, in such event, the Conversion Rate shall be increased based on the following formula:
CR1 = CR0 x [(A + B) / (A + C)]
CR0 = the Conversion Rate in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities)
CR1 = the new Conversion Rate in effect immediately after the date of the agreement on pricing of such shares (or of such convertible securities)
A = the number of shares of Common Stock outstanding on such date and immediately prior to the issuance of additional shares (treating for this purpose as outstanding all Common Stock issuable upon conversion or exercise of all convertible securities of the Corporation)
B = the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or converted)
C = the number of shares of Common Stock (or into which such convertible securities may be exercised or converted) that would have been issued assuming such additional shares of Common Stock had been issued or deemed issued at a price per share of Common Stock equal to the Conversion Price (such amount determined by dividing the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock to be issued (or into which such convertible securities may be exercised or converted) by the Conversion Price immediately prior to the execution of the definitive agreement on pricing such shares (or such convertible securities))
For purposes of this clause (vii), the aggregate consideration receivable by the Corporation in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash of all such securities, plus (y) the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock plus (z) the Fair Market Value of any consideration that consists all or in part of property other than cash; and “Excluded Issuances” shall mean (i) any issuance of shares of Common Stock or any options or convertible securities issued in connection with a merger or other business combination or an acquisition of the securities or assets of another Person, business unit, division or business, other than in connection with the broadly marketed offering and sale of equity or convertible securities for third-party financing of such transaction, (ii) any issuance of Common Stock upon conversion of Preferred Stock and (iii) any issuance of shares of equity securities in connection with a bona fide third-party strategic partnership or commercial arrangement.
Upon the expiration or termination of any unexercised or unconverted or unexchanged convertible security which resulted in an adjustment pursuant to this clause (vii), the Conversion Rate shall be readjusted to the Conversion Rate that would have been in effect had such convertible security had never been issued.
(viii)    If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the

Preferred Stock, holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Section 8(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 8(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 8(a)(i) or Section 8(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.
(a)     Reports of Adjustments. After an adjustment to the Conversion Rate under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Conversion Rate as so adjusted. Upon any adjustment of the Conversion Rate, the Corporation shall give written notice thereof to each holder of shares of Preferred Stock, which notice shall state the adjusted Conversion Rate and Conversion Price and setting forth in reasonable detail the facts requiring such adjustment and the method upon which such adjustment was made, and the effective date of such adjustment.
(1)    Adjustment for Reorganization Events.
(a)    In the event of:
(i)    any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;
(ii)    any sale, transfer, lease or conveyance to another person of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or
(iii)    any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;
(each of which is referred to as a “Reorganization Event”), each share of Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders and subject to Section 9(d) and Section 2, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the holder of such share of Preferred Stock would have received in such Reorganization Event had such holder converted its shares of Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 9(a), the kind and amount of securities, cash and other property receivable by the holders of Preferred Stock upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.
(b)    The above provisions of this Section 9 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.
(c)    The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the holders of Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.
(d)    The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 9, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
(2)    Notices. Whenever (i) the Corporation shall declare any dividend upon the shares of its capital stock payable in cash or stock or other securities or make any other distribution to the holders of shares of its capital stock, (ii) the Corporation shall offer for subscription to the holders of the shares of its capital stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities, or (iv) there shall be a liquidation, dissolution or winding up of the Corporation, then, in each such event, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, a notice stating (A) in the case of any dividend or distribution referred to in clause (i) above, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to receive such dividend or distribution and (B) in the case of any reorganization, reclassification, consolidation, merger, share exchange, sale or liquidation, dissolution or winding up of the Corporation, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to vote upon such transaction and the date, if any is to be fixed, on which the holders of shares of Common Stock shall be entitled to exchange such shares for securities or other property in connection with any such transaction.
(3)    Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon the conversion of the shares of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock.

(4)    No Reissuance of Converted Shares. Each share of Preferred Stock converted by the holder thereof into shares of Common Stock as provided herein shall be canceled and retired and shall not be reissued, and shall be returned to the status of authorized but unissued Common Stock.
(5)    Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of the shares of Preferred Stock in any manner which interferes with the timely conversion of the shares of Preferred Stock, except as may otherwise be required to comply with applicable securities laws.
(6)    Rank. The shares of the Preferred Stock shall rank prior to all shares of any other class or series of capital stock of the Corporation, unless such other class or series by its terms ranks senior to the shares of Preferred Stock, with respect to voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof, including, without limitation, with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.
(7)    Other Rights. The shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter.
3:      The definitions used in these Articles Supplementary shall be as follows:
“1940 Act” has the meaning specified in Section 2(a).

“Board” has the meaning specified in the First Article.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the New York, New York are authorized or obligated by law to close.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Carlyle” has the meaning specified in Section 2(a).

“Change of Control” has the meaning specified in Section 3.

“Charter” has the meaning specified in the First Article.

“close of business” has the meaning specified in Section 4(a).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on NASDAQ on such date. If the Common Stock is not traded on NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an independent financial advisor retained by the Corporation for such purpose.

“Common Stock” has the meaning specified in the First Article.
“Continuing Director” has the meaning specified in Section 3.

“conversion” has the meaning specified in Section 8(a)(vii).
“Conversion Date” has the meaning specified in Section 7(d).
“Conversion Notice” has the meaning specified in Section 7(b).
“Conversion Price” means, for each share of Preferred Stock, a dollar amount equal to $25 divided by the Conversion Rate.
“Conversion Rate” means, for each share of Preferred Stock, 2.6316 shares of Common Stock, subject to adjustment as set forth herein.

“convertible securities” has the meaning specified in Section 8(a)(vii).
“Corporation” has the meaning specified in the preamble.

“Covered Repurchase” has the meaning specified in Section 8(a)(iii).

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 8.

“Date of Original Issue” has the meaning specified in Section 4(b).

“Distributed Property” has the meaning specified in Section 8(a)(iv).

“Distribution Transaction” means any distribution of equity securities of a subsidiary of the Corporation to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” has the meaning specified in Section 4(a).

“Dividend Period” has the meaning specified in Section 4(b).

“Exchange Act” has the meaning specified in Section 3.

“Exchange Property” has the meaning specified in Section 9(a).

“Excluded Issuances” has the meaning specified in Section 8(a)(vii).

“Expiration Date” has the meaning specified in Section 8(a)(iii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, including a majority of the Independent Directors, or an authorized committee thereof.

“Independent Directors” has the meaning specified in Section 6(a).

“Initial Dividend Threshold” has the meaning specified in Section 8(a)(vi).

“Liquidation Preference” has the meaning specified in Section 5(a).

“Market Disruption Event” means any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.

“MGCL” has the meaning specified in the First Article.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association or other entity.

“Preferred Stock” has the meaning specified in Section 1.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

    “Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” has the meaning set forth in Section 9(a).

“Stockholder Redemption Notice” has the meaning set forth in Section 6(c).

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trigger Event” has the meaning specified in Section 8(a)(viii).

“Voting Period” has the meaning specified in Section 2(b).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “CGBD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by the Corporation).

4:      The Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.
5:      These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
6:      These Articles Supplementary shall become effective on May 5, 2020, at 1:30 p.m.

7:      The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this 5th day of May, 2020.
TCG BDC, INC.

By:	/s/ Linda Pace
Name:    Linda Pace
Title:     President
ATTEST:

By:	/s/ Erik Barrios
Name:    Erik Barrios
Title:     Secretary

Signature page to the Articles Supplementary